Exhibit 99.1

NEWS RELEASE — For Immediate Release
Visteon announces first quarter 2007 results
Highlights
•	Advanced restructuring plan

•	Announced divestiture of non-core facilities

•	Completed salaried reduction program

•	Customer diversification continues; significant new business wins

•	Enhanced liquidity
VAN BUREN TOWNSHIP, Mich., May 2, 2007 — Visteon Corporation (NYSE:VC) today announced results for first quarter 2007. For first quarter 2007, Visteon reported a net loss of $153 million, or $1.19 per share, on total sales of $2.93 billion. The first quarter results included $50 million of non-cash asset impairments. EBIT-R, as defined below, for first quarter 2007 was negative $46 million.
“We continue to make progress implementing our restructuring, improvement and growth plan, despite North American production declines,” said Michael F. Johnston, chairman and chief executive officer. “We anticipated this environment, and we have taken the necessary steps to ensure we have the financing and flexibility we need to continue our momentum.”
First Quarter 2007
Total sales for first quarter 2007 totaled $2.93 billion. First quarter 2007 product sales were $2.8 billion, down slightly from first quarter 2006 as favorable currency and increased sales in Europe and Asia were offset by lower production volumes, principally in North America. Product sales to non-Ford customers of $1.62 billion rose 9 percent or $138 million and represented 58 percent of total product sales. Product sales to Ford Motor Co. decreased 12 percent to $1.18 billion. Services revenues of $130 million decreased $15 million from the same period in 2006. Visteon’s first quarter results included $41 million of expenses reimbursable from the escrow account and non-cash asset impairments of $50 million. EBIT-R for the first quarter of 2007 was negative $46 million.
For first quarter 2006, Visteon reported net income of $3 million, or $0.02 per diluted share, which included $9 million of restructuring expenses which qualified for reimbursement from the escrow account. EBIT-R for the first quarter of 2006 was $72 million.
Cash used by operating activities for the first quarter of 2007 was $131 million compared with $32 million in the same period a year ago. First quarter 2007 cash flow was impacted by normal seasonal factors, customer and geographic sales mix, the change in payment terms from Ford in North America and operating performance.
Capital expenditures for the first quarter of 2007 of $64 million were $21 million lower than the same period a year ago. Free cash flow, as defined below, for the first quarter of 2007 was negative $195 million, compared with negative $117 million in the same period of 2006.

As of March 31, 2007, cash balances totaled $872 million as compared to $1.057 billion at Dec. 31, 2006. Total debt of $2.2 billion as of March 31, 2007 was essentially unchanged from year-end 2006. On April 10, 2007, Visteon enhanced its liquidity by adding a $500 million tranche to its existing secured term loan facility.
Restructuring and Divestiture
Visteon continues to make solid progress on the implementation of its multi-year improvement plan. During the first quarter 2007, Visteon also recognized $41 million of restructuring and other charges associated with the exit of certain manufacturing operations in connection with the company’s multi-year improvement plan. These charges are eligible for reimbursement from the escrow account.
The company completed the salaried reduction program that was announced in October 2006. Through this program some 900 salaried positions were eliminated. Total restructuring expenses related to this program were $23 million and the company expects to save more than $65 million annually from this program.
Visteon reached agreement to sell certain chassis operations in Germany, Poland and Brazil to Special Situations Venture Partner II LP (“SSVP”) in March 2007. On April 30, 2007, the European facilities were transferred to SSVP. Driveline assets located in Visteon’s Sao Paulo, Brazil facility will be transferred in the second half of 2007. Full year 2006 sales for these operations were $600 million, primarily to Ford. This divestiture addresses a significant portion of the company’s non-core operations and is expected to reduce 2007 product sales by approximately $400 million, lower operating income by $35 million and reduce cash from operations by $55 million. As communicated earlier, the impact of this divestiture was not reflected in the company’s previous financial outlook for 2007. Visteon will receive cash proceeds of about $90 million and transfer certain liabilities, including employee pensions, as specified under the terms of the agreement.
“With the completion of these chassis divestitures, half of the actions we committed to take in our multi-year plan are complete,” said Don Stebbins, president and chief operating officer. “By addressing non-core and underperforming assets we continue to enhance our already strong global footprint, as we focus on our core product areas and position Visteon for profitable growth.”
On April 13, 2007, in response to program actions by Ford, Visteon ceased production at its interiors facility in Chicago. The facility had full year 2006 sales of about $300 million. In February 2007, Visteon announced plans to close its climate facility in Connersville, Ind. The facility had full year 2006 sales of about $360 million, primarily to Ford. Negotiations with represented labor unions regarding the closure of this facility are under way.
Also, during the first quarter of 2007, Visteon recognized $50 million of non-cash asset impairments primarily related to its chassis operations. This impairment, while included in Visteon’s reported results for the quarter, is excluded from the calculation of EBIT-R. As a result of its restructuring actions, Visteon expects to incur approximately $60 million of other related expenses during full year 2007. These expenses are not eligible for reimbursement from the escrow account and are included in both Visteon’s reported results and EBIT-R. During the first quarter of 2007, Visteon incurred $10 million of such expenses comprised of accelerated depreciation expense.
New Business Wins
 Following strong new business wins in full year 2006, Visteon has continued its success, winning a significant amount of new business during the first quarter of 2007. These wins were with numerous customers, primarily outside of North America and in climate and electronics.

“We continue to win the confidence of an increasingly diverse customer base,” Stebbins added. “Our innovation is earning recognition from our customers and the industry and creating a strong revenue pipeline for 2009 and beyond.”
Full Year 2007 Outlook
Visteon is only adjusting its outlook for 2007 to reflect the divestiture of the aforementioned chassis operations. Visteon now currently estimates that its 2007 full year EBIT-R will be in the range of negative $35 million to negative $135 million on anticipated 2007 product sales of $10.7 billion. In addition, Visteon expects free cash flow for 2007 to be in the range of negative $180 million to negative $280 million.
The company expects that second quarter 2007 production volumes for a number of its key customers will be significantly lower than a year ago. Although market conditions are expected to remain challenging, year-over-year volume comparisons in the second half of 2007 are expected to be more favorable.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2007.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2007 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
###
Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
Media Inquiries
Kimberley Goode
734-710-5000
kgoode@visteon.com
Investor Inquiries
Derek Fiebig
734-710-5800
dfiebig@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended
	March 31
	2007	2006
Net sales
Products	$2,797	$2,816
Services	130	145

	2,927	2,961

Cost of sales
Products	2,688	2,573
Services	128	144

	2,816	2,717

Gross margin	111	244

Selling, general and administrative expenses	170	168
Asset impairments	50	—
Restructuring expenses	31	9
Reimbursement from Escrow Account	41	9

Operating (loss) income	(99)	76

Interest expense, net	40	39
Equity in net income of non-consolidated affiliates	9	7

(Loss) income before taxes, minority interests and change in accounting	(130)	44

Provision for income taxes	17	30
Minority interests in consolidated subsidiaries	6	7

Net (loss) income before cumulative change in accounting	(153)	7

Cumulative effect of change in accounting, net of tax	—	(4)

Net (loss) income	$(153)	$3

Basic per share data:

Basic (loss) income per share before change in accounting	$(1.19)	$0.05
Cumulative effect of change in accounting, net of tax	—	(0.03)

Basic (loss) income per share	$(1.19)	$0.02

Diluted per share data:

Diluted (loss) income per share before change in accounting	$(1.19)	$0.05
Cumulative effect of change in accounting, net of tax	—	(0.03)

Diluted (loss) income per share	$(1.19)	$0.02

Average shares outstanding (millions)
Basic	128.9	127.1
Diluted	128.9	127.2

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	March 31	December 31
	2007	2006
ASSETS

Cash and equivalents	$872	$1,057
Accounts receivable, net	1,302	1,245
Interests in accounts receivable transferred	574	482
Inventories, net	518	520
Other current assets	288	261

Total current assets	3,554	3,565

Equity in net assets of non-consolidated affiliates	234	224
Property and equipment, net	2,826	3,034
Other non-current assets	222	115

Total assets	$6,836	$6,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$104	$100
Accounts payable	1,890	1,825
Accrued employee liabilities	305	337
Other current liabilities	322	306

Total current liabilities	2,621	2,568

Long-term debt	2,125	2,128
Employee benefits, including pensions	724	924
Postretirement benefits other than pensions	645	747
Deferred income taxes	193	170
Other non-current liabilities	371	318
Minority interests in consolidated subsidiaries	263	271

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,402	3,398
Accumulated deficit	(3,794)	(3,606)
Accumulated other comprehensive income (loss)	46	(216)
Other	(18)	(22)

Total shareholders’ deficit	(106)	(188)

Total liabilities and shareholders’ deficit	$6,836	$6,938

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended
	March 31
	2007	2006
Operating activities

Net (loss) income	$(153)	$3
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation and amortization	121	102
Asset impairments	50	—
Postretirement benefit relief	—	(23)
Equity in net income of non-consolidated affiliates, net of dividends remitted	(9)	(7)
Non-cash tax items	(8)	(1)
Other non-cash items	8	—
Change in receivables sold	(41)	(53)
Changes in assets and liabilities:
Accounts receivable and retained interests	(105)	31
Escrow receivable	14	24
Inventories	(23)	1
Accounts payable	63	(99)
Other assets and liabilities	(48)	(10)

Net cash used by operating activities	(131)	(32)

Investing activities

Capital expenditures	(64)	(85)
Proceeds from sales of assets	7	7

Net cash used by investing activities	(57)	(78)

Financing activities

Short-term debt, net	2	(270)
Proceeds from debt, net of issuance costs	1	371
Principal payments on debt	(4)	(7)
Other, including book overdrafts	2	21

Net cash provided from financing activities	1	115

Effect of exchange rate changes on cash	2	11

Net (decrease) increase in cash and equivalents	(185)	16

Cash and equivalents at beginning of year	1,057	865

Cash and equivalents at end of period	$872	$881

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “EBIT-R “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net (loss) income before net interest expense and provision for income taxes and excludes asset impairments and net unreimbursed restructuring expenses and other reimbursable costs. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three-Months Ended		2007
	March 31		Estimate
	2007	2006
Net (loss) income	$(153)	$3	$(467) to (367)

Interest expense, net	40	39	175
Provision for income taxes	17	30	95
Asset impairments	50	—	50
Restructuring and other reimbursable costs	41	9	117
Reimbursement from escrow account	(41)	(9)	(105)

EBIT-R	$(46)	$72	$(135) to (35)

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended		2007
	March 31		Estimate
	2007	2006
Cash (used by) provided from operating activities*	$(131)	$(32)	$90 to 190
Capital expenditures	(64)	(85)	(370)

Free cash flow	$(195)	$(117)	$(280) to (180)

Free cash flow is not a recognized term under GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*	As of March 31, 2007 Visteon had $116 million of total receivable sales. This represents a $41 million decrease from the $157 million at December 31, 2006. Full year 2007 estimates are based on receivables sales equal to the December 31, 2006 level.